Exhibit 10.3

MUTUAL COOPERATION AGREEMENT

THIS MUTUAL COOPERATION AGREEMENT (this “Agreement”) is made and entered into this 20th day of August, 2015 (the “Effective Date”) by and between Ramaco Resources, LLC, a Delaware limited liability company, (the “Operating Company”), and Ramaco Central Appalachia, LLC, a Delaware limited liability company, (the “Land Company”).

Recitals

WHEREAS, pursuant to those certain Leases and Subleases listed on Exhibit A attached hereto, the Land Company leased and subleased certain mining rights to the Operating Company in and to those properties identified therein (the “Existing Leases”), which properties are depicted on the map attached hereto as Exhibit B (the “Berwind Property”); and

WHEREAS, the Land Company and the Operating Company desire to enter into further agreements regarding the future acquisition, leasing and development of real property and other interests within, adjacent to or contiguous with the Berwind Property.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following terms and conditions:

1.	NOTICE OF ACQUISITION OR CONTROL OF A MINERAL INTEREST.

Each party hereto covenants and agrees to promptly notify the other party in writing (an “Acquisition Notice”) upon its acquisition, leasing, subleasing or otherwise obtaining control of real property that (i) is not leased or subleased to Operating Company by any of the Existing Leases, (ii) is within the boundaries of the Berwind Property, or is adjacent to or contiguous with, the Berwind Property or property adjacent to or contiguous with an Acquired Area (as hereafter defined) (the “Area of Interest”), and (iii) contains mineable and merchantable coal or is otherwise useful in the extraction, transportation, or processing of coal (each, an “Acquired Area”). An Acquisition Notice shall (y) describe in particularity the Acquired Area (and, if practicable, shall include a map thereof), and (z) include true and accurate copies of the documents, instruments, agreements, and consents by which the acquiring party obtained its interest in the Acquired Area.

2.	NOTICE TO INTERESTED THIRD PARTIES OF THE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

For so long as this Agreement remains in effect, each party hereto covenants and agrees to notify any unaffiliated third party interested in acquiring, leasing, subleasing, or otherwise controlling any portion of the Area of Interest (each, an “Interested Party”), prior to such Interested Party’s acquisition, lease, sublease, or control of such interest that this Agreement is in effect and provides certain rights and obligations, subject to the terms and conditions contained herein.

3.	OPTION IN FAVOR OF OPERATING COMPANY.

(a)	Land Company’s Ownership Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the option to lease from Land Company (the “Operating Company Option”) any of Land Company’s ownership interests of coal or mining rights, or any portion thereof, within the then-current Area of Interest by giving notice thereof (an “Exercise Notice”) to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new lease or an amendment of an Existing Lease, whichever is the most practicable under the circumstances, to effectively lease such ownership interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its ownership interest of such coal or mining rights, such lease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

(b)	Land Company’s Leasehold or Other Possessory Interests.

For a period of ten (10) years following the Effective Date, Land Company does hereby give and grant unto Operating Company the right to sublease from Land Company any of Land Company’s leasehold or other possessory interests in coal or mining rights, or any portion thereof, within the then-current Area of Interest, by giving an Exercise Notice to the Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a new sublease or an amendment of an Existing Lease, whichever is the most practicable under the given circumstances, to effectively sublease such leasehold or other possessory interests of coal and mining rights to the Operating Company. Subject to any restrictions set forth in the instruments by which the Land Company acquires its leasehold or other possessory interest in such coal or mining rights, such sublease or amendment to lease shall be on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

4.	RIGHT OF FIRST REFUSAL IN FAVOR OF OPERATING COMPANY.

Notwithstanding the provisions of Section 3 above, for a period of ten (10) years following the Effective Date, if the Land Company receives a bona fide offer from an Interested Party to purchase, lease, sublease or license all or part of the then-current Area of Interest which is not then leased to the Operating Company, and the Land Company desires to accept such offer, the Land Company shall immediately notify the Operating Company in writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Operating Company shall have the right and option (the “Operating Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Operating Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated areas for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Operating Company ROFR is not exercised by the Operating Company within the

Operating Company ROFR Period, the Land Company shall have the right (but not the obligation) to transfer, lease, sublease, or license such designated areas to such Interested Party in substantial accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Operating Company ROFR Period and (ii) such date as the Operating Company notifies the Land Company that the Operating Company does not wish to exercise the Operating Company ROFR If the Operating Company ROFR is exercised by the Operating Company within the Operating Company ROFR Period. (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated areas to the Operating Company on the terms described above within thirty (30) days after the date on which the Operating Company notifies the Land Company that it wishes to exercise the Operating Company Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such thirty (30) day period, the Land Company shall have the right (but not the obligation) to transfer such designated area to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Land Company has not transferred the designated area to such Interested Party within such further ninety (90) day period, the Land Company shall not transfer directly or indirectly such designated area to any other Interested Party without providing the Operating Company with the right of first refusal to acquire such designated area again in accordance with the terms of the Operating Company ROFR. The term “affiliate” used in this Agreement shall mean, with respect to any person, a person that directly or indirectly controls, is controlled by or is under common control with such person, with control in such context meaning, the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities, by contract or otherwise, and the term “affiliated” shall have the corresponding meaning and “unaffiliated” shall have the converse meaning.

Notwithstanding anything to the contrary in Sections 3(a), 3(b) or 4, Operating Company shall not have an Operating Company Option or Operating Company ROFR with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “Coronado Leasehold”); provided, however, Operating Company shall have an Operating Company Option and Operating Company ROFR with respect to any portion of the real property leased or subleased to Coronado Coal II, LLC (“Coronado”) if that certain Sublease, dated December 30, 2014, between Land Company and Coronado expires or is terminated.

Nothing contained in Section 3 of this Agreement shall prevent Land Company from conveying, leasing or subleasing its interests in the Area of Interest free and clear of the Operating Company Option so long as it complies with the terms of this Section 4.

5.	RIGHT OF FIRST REFUSAL IN FAVOR OF LAND COMPANY.

(a)	Right of First Refusal in the Event of Divestiture by Operating Company.

For a period of three (3) years following the Effective Date, if the Operating Company receives a bona fide offer from an Interested Party to acquire all or part of any property within the Area of Interest not currently controlled by it or the Land Company, and the Operating Company desires to accept such offer, the Operating Company shall immediately notify the Land Company in writing and therein shall describe all of the terms and conditions of such offer. Upon receiving such notice, the Land Company shall have the right and option (the “Land Company ROFR”) for forty-five (45) days after the receipt of such notice (the “Land Company ROFR Period”) to elect to acquire all or the relevant portion (as applicable) of such designated area for equivalent consideration and on substantially the same terms and conditions as those contained in such Interested Party’s offer. If the Land Company ROFR is not exercised by the Land Company within the Land Company ROFR Period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to such Interested Party in accordance with such Interested Party’s offer within ninety (90) days after the earlier of (i) the expiration of the Land Company ROFR Period and (ii) such date as the Land Company notifies the Operating Company that the Land Company does not wish to exercise the Option. If the Land Company Option is exercised by the Land Company within the Land Company Option Period! (a) the parties shall enter into mutually agreeable documentation for the transfer of such designated area (or relevant portion thereof) to the Land Company on the terms described above within thirty (30) days after the date on which the Land Company notifies the Operating Company that it wishes to exercise the Option; (b) if the parties have not entered into such mutually agreeable documentation by the end of such ninety (90) day period, the Operating Company shall have the right (but not the obligation) to transfer such designated area(s) to the Interested Party that made the initial offer, in accordance with such offer, within ninety (90) days thereafter; and (c) if the Operating Company has not transferred the designated area(s) to such Interested Party within such further ninety (90) day period, the Operating Company shall not transfer such designated area(s) to any other Interested Party without providing the Land Company with the right of first refusal to acquire the same in accordance with the terms of this subsection.

(b)	Option to Acquire an Acquired Area.

For a period of three (3) years following the Effective Date, Operating Company does hereby give and grant unto Land Company the option to acquire from Operating Company (the “Operating Company Option”) any of Operating Company’s ownership or leasehold interests of coal or mining rights, or any portion thereof, within any Acquired Area by giving an Exercise Notice to the Operating Company within ninety (90) days following the giving of an Acquisition Notice by Operating Company to Land Company. Thereafter, the parties shall, within thirty (30) days following the Exercise Notice, enter into a deed or assignment of lease, as appropriate, to effectively convey or assign such ownership or leasehold interests of coal and mining rights to the Land Company in exchange for equivalent consideration and on substantially the same terms and conditions as acquired by Operating Company. Notwithstanding the foregoing, any assignment of leases shall be expressly subject to any consent requirements under such lease and subject to Section 6(a) hereof. If the Operating Company Option is exercised, and the conveyance or assignment consummated, then, subject to any restrictions set forth in the instruments by which the Operating Company acquired the ownership or leasehold interest of such coal or mining rights, Land Company shall simultaneously lease or sublease, as appropriate, such coal and mining rights within such Acquired Area back to Operating Company on substantially the same terms and conditions as set forth in the Existing Leases; provided, however, that (i) the minimum annual royalty shall be determined in the manner set forth on Exhibit C, and (ii) production royalties shall be determined in the manner set forth on Exhibit C.

Notwithstanding anything to the contrary in this Section 5, Land Company shall not have a Land Company Option with respect to any future lease, sublease or other possessory interest involving the tract shown in [color] on the map attached hereto as Exhibit B (the “McDonald Leasehold”); provided, however, Land Company shall have a Land Company Option with respect to the real property currently encompassed by the McDonald Leasehold if Operating Company acquires an ownership interest in said real property.

6.	MISCELLANEOUS PROVISIONS.

(a)	Savings Clause.

Notwithstanding anything to the contrary herein, the rights and privileges granted to the Operating Company and the Land Company in Sections 3, 0, and 5 hereof shall not be binding with respect to any area if such area is acquired by way of deed, lease, sublease or other agreement which expressly prohibits Operating Company or Land Company, as applicable, from exercising rights of the kind specified herein or encumbering such area or interest (each, a “Transfer Limitation”). In such case, those rights and privileges shall become null and void with respect to such area affected by such Transfer Limitation (unless third party consents are first obtained to permit the exercise of rights pursuant hereto, in which case the rights and obligations of Sections 3, 0, and 5 of this Agreement may be enforced under the terms of such consent with respect to such area affected by that Transfer Limitation), but shall continue to apply with respect to other areas for the periods of time specified herein. Provided, however, each party covenants and agrees that it shall not utilize the foregoing limitation to avoid its obligations hereunder and shall use commercially reasonable efforts to obtain an Acquired Area without a Transfer Limitation and shall use its commercially reasonable efforts to obtain consents under any such Transfer Limitation.

(b)	Further Assurances.

The parties agree to execute any and all documents and instruments of transfer, assignment, assumption or novation and to perform such other acts as may be reasonably necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of a written consent of either party under this Agreement to the transfer by the other party under this Agreement of any deed, lease, sublease or other agreement. When either party’s consent is required under the Existing Leases, such party’s consent shall not be unreasonably withheld unless expressly provided otherwise in such Existing Lease.

(c)	Entire Agreement.

This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

(d)	Binding Effect.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained herein to the contrary, any conveyance, transfer, lease, sublease or assignment to any Interested Party after compliance with the terms of this Agreement by the transferring party shall extinguish the requirements of this Agreement with respect to the interests acquired by such Interested Party, and the Interested Party shall not be bound by the restrictions contained herein.

(e)	No Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(1)	Headings.

The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(g)	Amendment and Modification; Waiver.

This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(h)	Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of Delaware, in each case, located in the city of Dover and County of Kent, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(i)	Notice.

All notices under this Agreement will be delivered in person or by certified mail to an authorized representative of the party to whom delivery is made at the following place of business of that party, or to any other place expressly designated by the party:

Operating Company:	Ramaco Resources, LLC
250 West Main Street, Suite 210
Lexington, Kentucky 40507
Attn: President

Land Company:	Ramaco Central Appalachia, LLC
250 West Main Street, Suite 210
Lexington, Kentucky 40507
Attn: President

(j)	Prohibition on Assignment.

Neither party shall assign, or otherwise transfer this Agreement, or any interest in this Agreement, without the other party’s prior written consent, which shall not be unreasonably withheld.

(k)	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the duly-authorized representatives of the parties to this Agreement affirm their agreement to the terms and conditions contained herein by signing below:

RAMACO RESOURCES, LLC,		RAMACO CENTRAL APPALACHIA, LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/ Michael D. Bauersachs	By:	/s/ Randall W. Atkins
Name:	Michael D. Bauersachs	Name:	Randall W. Atkins
Title:	Authorized Agent	Title:	Authorized Agent

EXHIBIT A

[List of Existing Leases]

1.	That certain Sublease dated August 20, 2015 by and between Ramaco Central Appalachia, LLC and Ramaco Resources, LLC

EXHIBIT B

[Map of Berwind Property]

SEE ATTACHED

EXHIBIT C

(Royalty Calculations)

The minimum royalty and production royalty requirements of this Agreement shall be based upon the following formulas:

1. Annual Minimum Royalty	=	(	Tonsc	)	x (GSP x Net Royalty Rate) x (Discount Factor)
x

2. Net Royalty Rate	=	(	(	Tonsu	)	x Underground Mining	)	+	(	(	TonsH	)	x Highwall Mining R	)
				Tonsc							Tonsc

+	(	(	Tonss	)	x	Surface Mining R	)
Tonsc

3.	Production Royalty shall equal Underground Mining R, Highwall Mining R, and/or Surface Mining R as applicable

Description of Variables:

Tonsc	=	Total Clean Tons of coal proposed to be leased and included in fully approved mine plans.

X	=	Number of years in which it is projected to mine Tonsc under approved mine plans.

GSP	=	Weighted average gross sales price per ton for coal mined by Operating Company during the previous 12 months (or fewer months if Operating Company has not conducted mining operations for 12 months).

Discount Factor	=	25%

Tonsu	=	Total Clean Tons of coal proposed to be mined utilizing the underground mining method and included in fully approved mine plans.

TonsH	=	Total Clean Tons of coal proposed to be mined utilizing the highwall mining method and included in fully approved mine plans.

Tonss	=	Total clean tons of coal proposed to be mined utilizing the surface mining method and included in fully approved mine plans.

Underground Mining R	=

1. If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the underground mining method under that certain Sublease dated August 20, 2015 by and between Operating Company and Land Company, or

2. If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the underground mining method under that certain Sublease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests

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Highwall Mining R	=

1. If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the highwall mining method under that certain Sublease dated August 20, 2015 by and between Operating Company and Land Company, or

2. If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the highwall mining method under that certain Sublease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Surface Mining R	=

1. If Operating Company’s interest in the Acquired Area is a leasehold interest, Operating Company shall pay a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company, or

2. If Operating Company’s interest in the Acquired Area is a subleasehold interest, Operating Company shall pay to Land Company a royalty rate attributable to coal mined by the surface mining method under that certain Lease dated August 20, 2015 by and between Operating Company and Land Company minus the applicable royalty rate of any applicable base lease interests, and Operating Company shall pay to the base lessor the applicable royalty rate of any applicable base lease interests.

Example:

Assume that Operating Company desires to lease an Acquired Area from Land Company that contains 4.0 million clean tons of coal. The mining plan that is ultimately approved by Land Company indicates that Operating Company shall mine those 4.0 million clean tons of coal over a period of 15 years and shall sell those tons of coal for $88.50 per ton. All tons will be mined utilizing the underground mining method.

1.	Production Royalty = 7%

2.	Annual Minimum Royalty =	(4,000,000)	x (100.00 x .07) x (.25)
		15
	Annual Minimum Royalty = (266,666.67) x 7.08 x (25)
	Annual Minimum Royalty = $466,666.67

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